EXHIBIT 99.1

ALLIS-CHALMERS ENERGY INC.

PRESS RELEASE	Contact:	Victor M. Perez, CFO
Allis-Chalmers Energy
713-369-0550

FOR IMMEDIATE RELEASE		Lisa Elliott, Sr. VP
DRG&E/ 713-529-6600
Allis-Chalmers Prices $250,000,000 of Senior Notes due 2017
Houston, Texas – January 24, 2007 – Allis-Chalmers Energy Inc. (AMEX: ALY) announced today that it has priced a private offering of $250.0 million aggregate principal amount of 8.5% Senior Notes due 2017. Fixed interest on the notes will be payable on March 1 and September 1 of each year, beginning on September 1, 2007, at an annual rate of 8.5%. The notes will mature on March 1, 2017. Allis-Chalmers expects the sale of the notes to settle on January 29, 2007.
Allis-Chalmers plans to use the net proceeds of this private offering to repay a portion of the debt outstanding under its $300 million bridge loan facility, which was incurred to finance Allis-Chalmers’ recent acquisition of substantially all the assets of Oil & Gas Rental Services, Inc.
The notes have been offered to qualified institutional buyers in accordance with Rule 144A Securities Act of 1933, and outside the United States to persons other than U.S. persons, in reliance on Regulation S. The offer and sale of the notes will not be registered under the Securities Act of 1933, and the notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.
This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect Allis-Chalmers’ current views with respect to future events, based on what it believes are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially. Information about the risks and uncertainties that may affect Allis-Chalmers are set forth in Allis-Chalmers’ most recent filings on Form 10-K (including without limitation in the “Risk Factors” section), and in Allis-Chalmers’ other SEC filings and publicly available documents.
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